AAPT Merger Agreement
June 11, 2012
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AGREEMENT AND PLAN OF MERGER AND REINCORPORATION

AGREEMENT AND PLAN OF MERGER AND REINCORPORATION (the "Agreement") is entered into as of this 11th day of June, 2012 by and between All American Pet Company, Inc., a Maryland corporation ("AAPT MD"), and All American Pet Company Inc., a Nevada corporation ("AAPT NV").

WITNESSETH:

WHEREAS, AAPT NV is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, AAPT MD is a corporation duly organized and existing under the laws of the State of Maryland;

WHEREAS, on the date of this Agreement, AAPT NV has authority to issue (a) 1,000,000,000 shares of common stock, par value $0.001 per share (the “AAPT NV Common Stock”), of which zero (0) shares are issued and outstanding, and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the "AAPT NV Preferred Stock"), of which zero (0) shares are issued and outstanding;

WHEREAS, on the date of this Agreement, AAPT MD has authority to issue (a) 500,000,000 shares of common stock, par value $0.001 per share (the "AAPT MD Common Stock"), of which approximately 465,182,354 shares were issued and outstanding on June 11, 2012, and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “AAPT MD Preferred Stock”), of which zero (0) shares are issued and outstanding;

WHEREAS, the respective Boards of Directors of AAPT NV and AAPT MD have determined that, for the purpose of effecting the reincorporation of AAPT MD in the State of Nevada, it is advisable, to the advantage of, and in the best interests of AAPT MD and its stockholders and AAPT NV and its stockholders that AAPT MD merge with and into AAPT NV upon the terms and subject to the conditions herein provided;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

WHEREAS, the respective Boards of Directors of AAPT NV and AAPT MD have unanimously adopted and approved this Agreement, and the Board of Directors of AAPT MD has directed that this Agreement be submitted to the stockholders of AAPT MD for their consideration;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, AAPT MD and AAPT NV hereby agree as follows:

AAPT Merger Agreement
June 11, 2012
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1. MERGER. Subject to the approval of the stockholders of AAPT MD in accordance with the Annotated Code of Maryland (the "Code"), at such time thereafter as the parties hereto shall mutually agree, APPT MD shall be merged with and into AAPT NV (the "Merger"), and AAPT NV shall be the surviving corporation (the "Surviving Corporation") in the Merger.  The Merger shall be effective upon (a) the filing of this Agreement together with the Articles of Merger (the "Articles of Merger") with the office of the Nevada Secretary of State in accordance with the provisions of Chapter 92-A of the Nevada Revised Statutes (the "NRS") and (b) the filing of a duly certified counter-part of this Agreement and a duly executed Articles of Merger (herein after referred to as the "Certificate of Merger") with the Maryland State Department of Assessments and Taxation in accordance with the applicable provisions of the Code, the date and time of the later of such filings being hereinafter referred to as the "Effective Time."  Immediately following the due approval of the Merger by the stockholders of AAPT MD, subject to the provisions of this Agreement, the Articles of Merger shall be duly executed by AAPT NV and AAPT MD and thereafter delivered to the office of the Nevada Secretary of State for filing, as provided in Chapter 92-A of the NRS, and the Certificate of Merger shall be duly executed by AAPT MD and AAPT NV and thereafter delivered to Department of Assessment and Taxation, pursuant to Title 3, Subtitle 1 of the Code.

2. GOVERNING DOCUMENTS. The Articles of Incorporation of AAPT NV, a copy of which is attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation and the Bylaws of AAPT NV, a copy of which is attached hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

3. DIRECTORS AND OFFICERS. The directors and officers of AAPT MD shall be the directors and officers of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected or appointed.

4. SUCCESSION. At the Effective Time, AAPT NV shall succeed to AAPT MD in the manner of and as more fully set forth in the Code and NRS 92A.250.

5. FURTHER ASSURANCES. From time to time, as and when required by AAPT NV or by its successors and assigns, there shall be executed and delivered on behalf of AAPT MD such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in AAPT NV the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of AAPT MD, and otherwise to carry out the purposes of this Agreement, and the officers and directors of AAPT NV are fully authorized in the name and on behalf of AAPT MD or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

AAPT Merger Agreement
June 11, 2012
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6. STOCK OF AAPT MD. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each one (1) share of AAPT MD Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and non-assessable share of AAPT NV Common Stock.

8. STOCK CERTIFICATES. From and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of AAPT MD Common Stock shall be deemed for all purposes to evidence ownership and to represent the shares of AAPT NV Common Stock into which the shares of AAPT MD Common Stock represented by such certificates have been converted as herein provided.  The registered owner on the books and records of AAPT MD or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to AAPT NV or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of AAPT NV Common Stock evidenced by such outstanding certificate as above provided.

9. OPTIONS. At the Effective Time, each outstanding option or other right to purchase shares of AAPT MD Common Stock shall be converted into and become an option or right to purchase the same number of shares of AAPT NV Common Stock at a price per share equal to the exercise price of the option or right to purchase AAPT MD Common Stock and upon the same terms and subject to the same conditions as set forth in any agreements entered into by AAPT MD pertaining to such options or rights.  A number of shares of AAPT NV Common Stock shall be reserved for purposes of such options and rights equal to the number of shares of AAPT MD Common Stock so reserved immediately prior to the Effective Time.  As of the Effective Time, AAPT NV shall assume all obligations of AAPT MD under agreements pertaining to such options and rights, and the outstanding options or other rights, or portions thereof, granted pursuant thereto.

10. COVENANTS OF AAPT NV. AAPT NV covenants and agrees that, effective not later than the Effective Time, it will: (a) qualify to do business as a foreign corporation in all states in which AAPT MD is so qualified and in which the failure to so qualify would have a material adverse effect on the business or financial condition of AAPT NV and its subsidiaries, taken together as a whole, and, in connection therewith, shall irrevocably appoint an agent for service of process as required under applicable provisions of state law in the states in which qualification is required hereunder; and (b) file any and all documents with the State of Maryland Department of Assessments and Taxations necessary to the assumption by AAPT NV of all of the franchise tax liabilities of AAPT MD.

AAPT Merger Agreement
June 11, 2012
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11. BOOK ENTRIES. As of the Effective Time, entries shall be made upon the books of AAPT NV in accordance with the following: (a) The assets and liabilities of AAPT MD shall be recorded at the amounts at which they were carried on the books of AAPT MD immediately prior to the Effective Time. (b) There shall be credited to the capital stock of AAPT NV the aggregate amount of the par value of all shares of AAPT NV Common Stock resulting from the conversion of the outstanding AAPT MD Common Stock pursuant to the Merger. (c) There shall be credited to the capital surplus account of AAPT NV the aggregate of the amounts shown in the capital stock and capital surplus accounts of AAPT MD immediately prior to the Effective Time, less the amount credit to the common stock account of AAPT NV pursuant to Paragraph 11(b) above. (d) There shall be credited to the retained earnings account of AAPT NV an amount equal to that carried in the retained earnings account of APPT MD immediately prior to the Effective Time.

12. CONDITION. It shall be a condition precedent to the consummation of the Merger and the other transactions contemplated by this Agreement that the shares of AAPT NV Common Stock to be issued by AAPT NV shall, upon official notice of issuance, be quoted on the OTC:PK as of the Effective Time.

13. AMENDMENT. At any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of AAPT MD, this Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of AAPT NV and AAPT MD to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Agreement; provided that any amendment made subsequent to the approval or adoption of this Agreement by the stockholders of AAPT NV or the stockholders of AAPT MD shall be subject to all applicable limitations of the applicable provisions of the Code and the NRS.

14. ABANDONMENT. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either AAPT MD or AAPT NV or both, notwithstanding approval of this Agreement by the sole stockholders of AAPT NV and the stockholders of AAPT MD.

15. COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

16. THIRD PARTIES. Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

AAPT Merger Agreement
June 11, 2012
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17. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Nevada, without reference to conflict of laws principles.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by resolutions of the respective Boards of Directors of AAPT MD and AAPT NV is hereby executed on behalf of each of said two corporations by their respective officers duly authorized.

All American Pet Company, Inc.
A Maryland Corporation

By: /S/ Lisa Bershan
      Lisa Bershan, President

All American Pet Company Inc.
A Nevada Corporation

By: /S/ Barry Schwartz
      Barry Schwartz, Chief Executive Officer

EXHIBIT A
AAPT NV ARTICLES OF INCORPORATION

EXHIBIT B
AAPT NV BYLAWS